Exhibit 99.1

December 6, 2004

Re:	Repricing of Exercise Price for certain warrants issued as part of the April PIPE, the October PIPE, the July PIPE, the Convertible Debenture and the Convertible Debt (as such terms are defined in the attached Amended Warrants Agreement), collectively, the “Warrants.”

Dear US Dataworks Investor:

The Company has decided to reduce the exercise price for the aforementioned Warrants for a very limited period in order to shrink the overhang of future convertible securities as well as to gather some additional capital for our burgeoning sales effort.

By executing the attached Amended Warrants Agreement you agree to exercise all or any portion of your Warrants at the exercise price of $0.90 per share of UDW common stock provided that such Warrants are exercised on or before 5:00 p.m. Central Standard Time, December 13, 2004.

Please note that: (1) if less than Two Million Dollars ($2,000,000) in total Warrant exercises is received, the Company, in its sole discretion, may or may not elect to amend the Warrants as contemplated; (2) for every Series B Warrant (April PIPE) exercised, at least one Series A Warrant must also be exercised; and (3) each Investor must represent that it will not short the Company’s common stock (see Section 4.6 of the attached Amended Warrants Agreement).

Please read the attached Amended Warrants Agreement carefully.

In order to secure the reduced exercise price, US Dataworks must be in receipt of an executed signature page of the Amended Warrants Agreement (make sure to fill out all of the fields, especially the number of Warrants you will exercise) and the exercise payment (payment instructions are provided on the Amended Warrants Agreement signature page). You are also required to remit the original Warrants for cancellation (or reissuance if you are exercising less than all of the Warrants). This does not need to be completed by the December 13 deadline; however, we will not authorize our transfer agent to issue your Warrant Shares until your original Warrants are cancelled (or reissued).

Prospectus Supplements, amending the corresponding S-3 registration statements accommodating the exercise re-pricing contemplated by the Amended Warrants Agreement, will be filed within two days or as soon as practicable following the closing. Copies of the Prospectus Supplements will be sent to you upon your request.

Please feel free to contact me if you have any questions.

Regards,

John J. Figone
Vice President Business Development
     & General Counsel

encl.: Amended Warrants Agreement

5301 Hollister Road, Suite 250 Houston, Texas 77040
tel.: (713) 934-3855, Ext. 250 fax: (713) 934-8127 email: www.jfigone@usdataworks.com